Exhibit 99.(h)(22)

FEE APPORTIONMENT AGREEMENT

THIS APPORTIONMENT AGREEMENT (the “Agreement”) is made as of October 1, 2014 by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Small Company Fund, the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Income Fund and the Tributary Short-Intermediate Bond Fund  (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

RECITALS

A.            Ascensus, Incorporated (“Ascensus”) and the Company are parties to an Administrative Services Plan dated August 15, 2012 (“Services Agreement”), under which Ascensus provides certain services (“Services”) to each of the Funds in connection with Ascensus’s customers purchase of shares of the Funds (such shares owned by Ascensus customers, the “Shares”) through Ascensus’s retirement platform.

B.            In exchange for Ascensus’s performance of the Services, the Company and Tributary, as provided in Appendix A, have agreed to pay Ascensus a fee in the amount of 25 bps per year on the net asset value of the Shares of the Institutional Class of the Funds held by Ascensus’s customer and as provided in Appendix B, have agreed to pay Ascensus an additional 15 bps on the net asset value of the Shares of the Tributary Small Company and Growth Opportunities Funds and an additional 10 bps on the net asset value of the Shares of the Tributary Balanced, Short-Intermediate Bond and Income Funds for plans opened after July 2009.

C.            Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Growth Opportunities Fund (the “Growth Opportunities Fund”) and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNFA Advised Funds”).

D.            Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

E.            The Funds and Tributary wish to set forth the apportionment of the Fee each party shall be responsible to pay Ascensus under the Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Method of Fee Payment to Ascensus.  The Fee owed to Ascensus for the Institutional Class of Funds will be paid in two payments.  The first will be direct from the Funds for the 25 bps allowable under the Company’s Administrative Service Plan.  Tributary shall pay Ascensus the remainder of the Fee in accordance with the terms of the Services Agreement.

2.             Apportionment of Fee Between the Funds and Tributary.  For so long as the Company and Tributary are obligated to pay the Fee under the Operating Agreement, the Parties agree that the

Funds will pay 25bps of the Fee, apportioned in accordance with each Fund’s respective portion of the Fee, and Tributary will pay the remainder of the Fee (the “Tributary Portion”).

3.             Apportionment of Tributary Portion.  For so long as Tributary is obligated to pay the Tributary Portion and FNFA is the sub adviser for the Tributary Balanced, Growth Opportunities, Income and Short-Intermediate Bond Funds, FNFA will reimburse Tributary for one-half of the Fee attributable to the Tributary Balanced, Income and Short-Intermediate Bond Funds, not to exceed 5 bps of the net asset value of the Institutional Shares of the Tributary Income and Short-Intermediate Bond Funds and 7.5 bps of the net asset value of the Institutional Shares of the Tributary Growth Opportunities Fund.

4.             Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as the Company and Tributary are obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.             Amendments.  This Agreement may be amended by the written agreement of the parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed under the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	Managing Partner

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer